Exhibit 12.1

STATEMENT REGARDING COMPUTATION
OF RATIO OF EARNINGS TO FIXED CHARGES

MANPOWER INC.
(in millions)

6 Months Ended
June 30, 2009

Earnings:
Earnings before income taxes	$4.9
Fixed charges	87.7
$92.6

Fixed charges:
Interest (expensed or capitalized)	$27.8
Estimated interest portion of rent expense	60.0
$87.8

Ratio of earnings to fixed charges	1.1

	2008	2007	2006	2005	2004
Earnings:
Earnings before income taxes from continuing operations	$458.3	$791.2	$481.9	$387.0	$371.6
Fixed charges	200.9	185.2	162.8	153.2	153.0
	$659.2	$976.4	$644.7	$540.2	$524.6

Fixed charges:
Interest (expensed or capitalized)	$64.2	$65.0	$54.1	$46.7	$45.3
Estimated interest portion of rent expense	136.7	120.2	108.7	106.5	107.7
	$200.9	$185.2	$162.8	$153.2	$153.0

Ratio of earnings to fixed charges	3.3	5.3	4.0	3.5	3.4

Note:
The calculation of ratio of earnings to fixed charges set forth above is in accordance with Regulation S-K, Item 601(b)(12). This calculation is different than the fixed charge ratio that is required by our various borrowing facilities.